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                                                                  Exhibit: 2.1FT



                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

     THIS AGREEMENT is made and entered into as of the 30th day of September, 1997 by and between GICK PUBLISHING, a California Corporation ("Seller"), JAMES
W. and TERRI L. GICK (the "Gicks"), and FUTECH EDUCATIONAL PRODUCTS, INC., an Arizona Corporation ("Buyer").

                                    RECITALS

      A. Seller owns and operates a distribution business (the "Business") distributing crafts, stationary, toys and greeting cards under the trade names "The Gick Companies", "Gick Crafts", "Quack-Ups!", "Magickal Ink", and "Future Crafts Today" (the "Trade Names"). The Business is operated at the following address: 9 Studebaker Drive, Irvine, CA.

      B. Gicks have filed a patent application which is now pending.

      C. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller the Business and assets of the Business, and Gicks desire to sell and assign to Buyer all of Gicks' rights under the pending patent application, all in accordance with the terms and conditions set forth below (the "Transaction").

       NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound the parties hereto agree as follows:

                                      TERMS

      1. Purchase and Sale. Seller hereby agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following (collectively the "Assets"):

      1.1 All fixtures, furniture, notes receivable (other than the notes receivable from the Gicks), accounts receivable, all prepaid items, equipment, vehicles, machinery, inventory (all finished and unfinished goods, work-in-process, inventories, and materials of Seller are sometimes collectively referred to here-in as the "Inventory"), supplies and all other property currently used by Seller in connection with the operation of the Business (excluding Seller's cash).

            Upon execution of this Agreement, Seller shall provide Buyer with a list of all assets of Seller other than Inventory, cash, office supplies, and accounts receivable. The list shall include, but not be limited to, all furniture, fixtures,
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equipment, dies, molds, toolings, prepaids, intangible rights, notes receivable, and deposits (the "Other Assets"). Seller shall be obligated to transfer the Other Assets to Buyer at the Closing.

      1.2 All of Seller's interest in any leases of real and/or personal property, including all of Seller's interest in any and all leasehold improvements located on leased real property (but not the leasehold improvements at 9 Studebaker Drive). The Lease on 11 Studebaker Drive expires in early 1998. Seller will determine whether or not to renew that Lease, in Seller's sole discretion.

      1.3 All rights to the Trade Names and any and all other trade names used by Sellers in connection with the Business, along with any and all trademarks, service marks, logos and designs relating thereto. As soon as is practicable after the Closing, Seller with change its corporate name to eliminate use of any of the names transferred to Buyer.

      1.4 Any and all deposits associated with the operation of the Business, including but not limited to all deposits on lease, insurance contracts transferred to Buyer, utility deposits and license deposits.

      1.5 All of Seller's books and records, computer programs. software, drawings, and customer vendor files pertaining to Seller's products (exclusive of Seller's financial and tax records).

      1.6 All contracts and other accounts which remain unperformed as of the Closing.

      1.7 All other contracts, licenses, accounts and other general intangibles currently held by Seller.

      1.8 All patents, copyrights, trade secrets, customer and supplier lists, promotional materials, and other tangible rights used in connection with the operation of the Business.

      1.9 The Gicks have currently pending in the United States Patent office an application of applications for certain patents relating to the Business. As part of the Transaction, the Gicks shall convey to Buyer (without any assurance that the patent will be issued) any and all interest they have in such patent(s), application(s), idea(s) and right(s).

      1.10 The phone numbers and all phone and other advertising associated with the Business.

      1.11 All warranties and all warranty claims of Seller.

      1.12 All other assets utilized by Seller in the conduct of its business, other than that certain building and its


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appurtenances, consisting of approximately 16,066 square feet, located at 9
Studebaker Drive, Irvine, California (the "Gick Building"), and the life insurance policy on the life of James W. Gick (including cash surrender value) which shall not be included in the assets.

      2. Purchase Price. The purchase price for the Assets shall be the sum of $1,900,000.00, payable in full in cash or cash equivalent at the time of closing, plus the assumption by Buyer of the liabilities set forth in Section 3 below.

      3. Liabilities.

      3.1 Buyer will at the closing, in addition to paying the $1,900,000.00 purchase price, assume Seller's liabilities, as follows:

      3.1.1 Upon execution of this Agreement, Seller shall provide Buyer with a list of all agreements, including leases, to which Buyer is subject. At that time, Seller shall also deliver to Buyer copies of all of the documents relating to said agreements.

      3.1.2 The parties acknowledge and agree that at the Closing Buyer shall assume all of the agreements and leases disclosed by Seller under 3.1.1. above, together with the following liabilities (the "Assumed Liabilities"):

      (a) Trade payables for services and products received or receivable by Seller incurred in the ordinary course of business.

      (b) Bank, finance company and other third party debt, whether secured or unsecured, represented by Note or on open account, including the $60,000.00 prepayment fee on Seller's line of credit with Fremont and $150,000.00 Note payable to Litho Sales.

      (c) Payroll and payroll tax obligations for employees for not more than the most recent pay period prior to the Closing, plus only the employee benefits obligations identified on Exhibit "C" attached hereto and hereby made a part hereto.

      (d) Any sales tax liability which may arise as a result of the Transaction.

      3.1.3 Specifically, but not in limitation of the foregoing, Buyer shall not be assuming the following liabilities:

      (a) Any federal, state or local income taxes;

      (b) Any labor, discrimination, harassment. or similar claims;

      (c) Any environmental liability claims;

      (d) Any negligence, conversion, tortious, interferences or


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other tort claims, or claims for infringement of trade name, patent, or copyright, or other tangible right;

      (e) Any liability associated with any litigation or other proceeding pending or threatened at the time of the Closing;

      (f) Any contractual liability not reflected in Seller's books and records, or not disclosed to Buyer by Seller, or not discovered by Buyer during the course of Buyer's due diligence investigation, or any liability to or for employees or employee benefits not expressly agreed upon by Buyer.

      (g) Any obligation, debts or liabilities to the Gicks.

      (h) Any obligations secured by a lien on land or buildings including the mortgage debt on the real property at 9 Studebaker Drive, Irvine, CA.

      (i) Any unfunded employee benefit obligations except as assumed under paragraph 3.1.2(d).

      3.2 All liabilities of Seller other than those expressly assumed by Buyer as identified in Section 3.1 above shall be remain the obligations of Seller, and Seller shall indemnify, defend and hold Buyer harmless from and against any and all such liabilities.

      3.3 The following expenses of the Business will be prorated to the close of escrow: utilities and phone expenses, advertising expense, insurance premiums on any insurance transferred to the Buyer, personal property taxes, and other normal operating expenses of the Business.

      3.4 Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all liabilities, claims, expenses, and other costs arising from Seller's operations of the Business prior to the Closing, except as expressly assumed by Buyer pursuant to this Section 3, and except as arise in the ordinary course of business, such as issuing refunds for return merchandise, and normal operating obligations of a similar nature. Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liabilities, claims, expenses or other costs arising from Buyer's operations of the Business from and after the Closing. The indemnities set forth in this Section shall survive the Closing.

      4. Employees. Buyer shall have the right to cancel the Agreement if: (i) the employment of any two of the five highest paid employees of the Business is terminated prior to the closing; or (ii) there is a significant reduction in the number of employees prior to the Closing, which impairs the operations of the Business in Buyer's reasonable discretion.



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      5. Buyer's Nominee. Buyer, or a successor to Buyer (Buyer intends to convert its operations, through corporate formations and mergers, to a Delaware corporation - it is now an Arizona corporation), will form a wholly owned subsidiary to purchase the Business, and will assign Buyer's rights under this Agreement to said entity. The subsidiary so formed will acquire the assets and assume the liabilities as provided for herein.

      6. Interim Events. Seller agrees that Seller will take no action prior to the Closing, other than in the ordinary course of the Business, which would or might have a material adverse effect upon the financial condition of Seller, and no unreasonable benefits will be paid or incurred to shareholders, officers, or directors of Seller between the date hereof and the Closing. Seller will use Seller's best efforts to preserve for Buyer the present relationships of Seller with Seller's employees, customers and others having business relations with Seller.

      7. Conditions of Closing. Buyer's and Seller's obligations to close the Transaction shall be conditioned upon (each of the conditions may be waived by Buyer in writing only):

      7.1 Buyer obtaining the consent of the lessors of the leases assumed by Buyer, and the consent of the other parties to any other contracts assumed by Buyer, to the extent said consents are required;

      7.2 Buyer having obtained, or having obtained the appropriate consents or approvals to the assignment of, all permits, licenses and contracts necessary to continue the operations of the Business;

      7.3 Seller having maintained the Assets in the same condition as of the date of this Agreement (subject to ordinary wear and tear only);

      7.4 Seller having conducted the Business diligently and substantially in the same manner as prior to the execution of this Agreement and not having entered into any contract, commitment or transaction not in the usual and ordinary course of business;

      7.5 The operations of the Business not having changed in A material and adverse manner between the date of this Agreement and the date of Closing;

      7.6 There being no governmental investigations or suits pending or threatened with respect to the operations of the Business, except as may otherwise be agreed to in writing by Buyer;

      7.7 Buyer obtaining adequate financing for this Transaction.

      7.8 The Gicks entering into a Consulting Agreement in the


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form of Exhibit "A" attached hereto, and a Confidentiality Agreement in the form of Exhibit "B" attached hereto. The Glicks agree to sign said Agreements;

      7.9 Buyer obtaining executed Employment Agreements from key employees as determined by Buyer, with terms and content acceptable to Buyer;

      7.10 Buyer and Seller agreeing as to the manner in which the purchase price shall be allocated among the various assets transferred pursuant to this Agreement. The parties agree to execute and complete such forms as are required by the Internal Revenue Service to evidence such allocation. At this time it is contemplated that more than one half of the purchase price shall be allocated to Gicks pending patent rights.

      7.11 Buyer and Seller executing a Lease for the Gick Building in the form attached as Exhibit "D", at an initial rate of rent of $12,049.50 per month, triple net, subject to annual C.P.I. increases.

      7.12 Buyer confirming that Seller did not omit any known material liabilities from its June 30, 1997 Balance Sheet (Exhibit "E").

      8. Closing. The closing of the Transaction (the "Closing") shall be as follows:

      8.1 The Closing shall occur on or before December 31, 1997, at Seller's office, located at 9 Studebaker Drive, Irvine, California. The Transaction shall be consummated without the use of an independent escrow company.

      8.2 If the Buyer is not ready, willing and able to close the Transaction on or before December 31, 1997, Buyer shall have the option of extending the Closing to on or before January 31, 1998. The option may be exercised by paying the sum of $25,000.00 to Seller on or before December 15, 1997. The $25,000.00 sum shall be fully earned by Seller upon receipt, solely as consideration for the granting of an extension of time to Buyer to close the Transaction. Buyer shall not have acquired any equitable interest in Seller's business or assets as a result of the payment of the option price. The $25,000.00 sum shall be retained by Seller, whether or not Buyer thereafter completes the purchase Transaction. However, if Buyer pays the option price and thereafter completes the purchase Transaction on or before January 31, 1998, the purchase price shall then be reduced to $1,875,000.00. By accepting Buyer's $25,000.00 option payment, Seller shall have no obligations not otherwise imposed by seller under the terms of this Agreement, and shall have no greater duties of good faith and fair dealing than would have been imposed upon Seller had Buyer not exercised its option.


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      8.3 If the Buyer is not ready, willing and able to close the Transaction on or before January 31, 1998, Buyer shall have the option of extending the Closing to on or before March 31, 1998. The option may be exercised by paying the sum of $100,000.00 to Seller on or before January 15, 1998. The $100,000.00 sum shall be fully earned by Seller upon receipt, solely as consideration for the granting of an extension of time to Buyer to close the Transaction. Buyer shall not have acquired any equitable interest in Seller's business or assets as a result of the payment of the option price. The $100,000.00 sum shall be retained by Seller, whether or not Buyer thereafter completes the purchase Transaction. However, if Buyer pays the option price and thereafter completes the purchase Transaction or or before March 31, 1998, the purchase price shall then be reduced to $1,775,000.00. By accepting Buyer's $100,000.00 option payment, Seller shall have no obligations not otherwise imposed by Seller under the terms of this Agreement, and shall have no greater duties of good faith and fair dealing then would have been imposed upon Seller had Buyer not exercised its option.

      9. Restrictive Covenants.

      9.1 Seller and Gicks shall not, except as representatives of and as directed by Buyer, without the prior written consent of Buyer, which consent may be withheld for any or no reason, for a period of 2 years following the Closing, directly or indirectly, own, manage, operate, control, be employed by, participate in, render services to, make loans to, or be connected in any manner with the ownership, management, operation, or control of any business located anywhere in the world, in any business competitive with the Business (which is defined as being limited to crafts, stationary, toys, and greeting cards). However, if Gicks conceive a new or improved product, and if Buyer fails to exercise its right of first refusal to acquire the idea, as set forth in the Consulting Agreements (Exhibit "A"), Gicks may thereupon market the ideas rejected by Buyer to competitors of Buyer, or Gick may enter into direct competition with Buyer in order to exploit the ideas.

            In the event of any actual or threatened breach of the provisions of this Section, Buyer shall be entitled to an injunction restraining the actual or threatened breach. The parties further agree that should there be a violation of the provisions of this Section, the violating party shall be liable to Buyer for, in addition to amounts pursuant to other remedies available against that party, two (2) times the greater of the amount of profit earned by the violating party as a result of the violation and the amount of profit which would have been earned by Buyer from the activities causing the violation had Buyer conducted said activities, plus interest on said greater amount calculated at eighteen percent (18%) per annum from the date of the violating activities until paid, as liquidated damages for only Buyer's loss of potential profits. Nothing in this paragraph


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shall be construed as prohibiting Buyer from pursuing any other available remedies for Agreement for Purchase and Sale of Assets Page 9 such breach or threatened breach, including pursuing a recovery for damages.

      9.2 Seller and the Gicks shall not at any time, without the prior written consent of Buyer, which consent may be withheld for any or no reason, disclose, in any fashion other than as required in the day to day affairs of Buyer, to any person or entity: (i) the names of customers of Buyer or the Business, or the names of other persons or entities having business dealings with Buyer or the Business, or (ii) any of the business methods or confidential information of Buyer or the Business, including but not limited to its customer lists, prospective customers, customers purchasing habits, customer contact personnel, marketing and servicing techniques, financial matters, sales and marketing systems and methods, marketing development and business expansion plans and projections, personnel training and development programs, customer and supplier relationships, and trade secrets.

      9.3 Seller and the Gicks shall not, at any time within two (2) years after the Closing, without prior written consent of Buyer, which consent may be withheld for any reason or no reason, directly or indirectly induce, encourage or solicit or assist any person who was or is employed (whether as an employee or as an independent contractor) by the Business during the two years preceding the Closing, to leave the employ of the Business.

      9.4 The parties acknowledge and agree that the restrictions contained herein, including but not limited to the time period and geographical area restrictions, are fair and reasonable and necessary for the successful operation of the Business, that violation of any of them would cause irreparable injury, and that the restrictions contained herein are not unreasonably restrictive of any party's ability to earn a living. If the scope of any restrictions in this
Section is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and all parties hereto consent and agree that such scope shall be modified judicially or by arbitration in any proceeding brought to enforce such restriction. The parties hereto acknowledge and agree that remedies at law for any breach or violation of the provisions of this Section would alone be inadequate, and agree and consent that temporary and permanent injunctive relief may be granted in connection with such violations, without the necessity of proof of actual damage, and such remedies shall be in addition to other remedies and rights the parties may have at law or in equity. The parties agree that no party shall be required to give notice or post any bond in connection with applying for or obtaining any such injunctive relief.

      9.5 The parties acknowledge and agree that the covenants in this Section shall be construed as an agreement independent of any


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other provision of this Agreement, so that the existence of any claim or cause of action by Seller (or the Gicks) against Buyer, whether predicated on this Section or otherwise, shall not constitute a defense to the enforcement of this Section.

      10. Access to Customer Files and Other Records. For a period of 5 years following the Closing, where there is a legitimate purpose not injurious to Buyer, or if there is an audit by any taxing authority, other governmental inquiry, or litigation or prospective litigation to which Seller (or its principals) is or may become a party, Seller (and its principals) shall be granted access, at reasonable times and after reasonable notice, and at Seller's cost to all customer files and other records transferred to Buyer pursuant to this Agreement.

      11. Due Diligence Investigation. Buyer shall have until THE date of Closing (the "Due Diligence Period") in which to conduct any due diligence investigations, including UCC-1 searches, which Buyer may deem necessary or appropriate to ascertain the commercial viability and value of the Business. Throughout the Due Diligence Period Buyer (and its agents) shall have the right to inspect: (i) all books, records and computer systems maintained by Seller, in order to authenticate and audit all financial information provided to Buyer,
(ii) all equipment and machinery used in the Business to verify that it is in an acceptable state of repair, (iii) all agreements to which Seller is a party, and
(iv) all facilities and physical operations of Seller, including facilities warehousing Inventory. Seller shall provide access to Seller's federal and state income tax returns, sales tax returns, financial statements (internal and those issued to third parties), personal property tax returns, and all other governmental filings, for the three previous years, for the purpose of conducting due diligence investigations. Buyer shall indemnify Seller from and against any and all liabilities, costs, claims and losses incurred by Seller as a result of Buyer's conduct of its due diligence investigation. Buyer shall conduct its due diligence investigation in a discreet manner and will avoid interrupting Seller's normal daily business activities.

      Buyer and its representatives will have the authority to communicate with Seller's creditors, debtors, suppliers, agents and employees. Seller agrees to aid Buyer and its representatives in Buyer's investigations and evaluations of the Business and the Assets, and to provide whatever information and documents Buyer reasonably deems necessary or appropriate to the making of an informed decision regarding the Transaction.

      Buyer agrees that, should it elect not to close the Transaction at any time, any and all information acquired by it as a result of its investigation of Seller shall remain confidential and shall not be disclosed to any third party or used by Buyer for any purpose whatsoever.


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      12. Representations and Warranties. Seller and the Gicks each hereby represent and warrant as follows, as of the date hereof and as of the date of the Closing.

      12.1 Authority. Seller has the power and authority to enter into and perform its obligations under this Agreement, and Board of Directors of Seller has approved, authorized, and ratified the execution and delivery of this Agreement, and of the documents herein required to consummate the transaction contemplated herein.

      12.2 Financial Information. Seller has furnished Buyer with true, correct and complete copies of the financial statements utilized by Seller in the ordinary course of its business. The statements warranted by Seller shall be identified during the Due Diligence Period and attached as Exhibit "E".

      12.3 Taxes. The Assets shall be free of lien for any taxes, except personal property taxes which are the subject of proration between Buyer and Seller.

      12.4 Ordinary Course of Business. The Business has been conducted in the ordinary course from the date of this Agreement to the date of Closing.

      12.5 Litigation. To the knowledge of Seller of Gick, there is no litigation, proceeding, or investigation pending against Seller or the Business, and neither Seller nor Gick have any reasonable grounds to know any basis for such litigation, proceeding or investigation.

      12.6 Licenses. Seller has any and all licenses, permits, and contracts necessary and/or appropriate to operate the Business in the manner in which the Business is currently operated.

      12.7 Hazardous Materials. The Business has not dealt in any manner with any hazardous or toxic materials or waste other than Seller's process for mixing some of its dyes.

      12.8 Judgments Against Seller and/or Business. Neither Seller nor the Business is under any governmental investigation, no such investigation has been threatened, and there are no judgments against Seller, the Business or the Assets.

      12.9 Complete Sale. The assets to be transferred under this Agreement are of the assets used by Seller in the operation of the Business.

      12.10 Bulk Sales Provisions. Buyer and Seller shall comply with any applicable Bulk Sales Law.

      12.11 Vendor Accounts. Sellers will use Seller's best efforts to cause a transfer to Buyer of all of Seller's supplier and other


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vendor accounts without adverse changes in the account terms.

      All representations and warranties in this Section 12 shall survive the Closing of the Transaction.

      13. Bulk Sale Provisions. The parties shall comply with and all bulk sale laws applicable to the Transaction.

      14. Expenses. Buyer shall bear all costs and expenses of Seller in completing the Transaction. "Expenses" shall mean any expense of any nature incurred in connection with the Transaction including without limitation attorneys fees, accounting fees, filing fees and other costs, to be paid by Buyer on a monthly basis as incurred and billed by Seller.

      15. Brokerage Commissions. Seller shall be solely responsible for the payment of any and all brokerage fees or commissions in connection with the Transaction and shall indemnify and hold harmless Buyer from and against any liabilities or claim incurred in connection with such fees or commissions.

      16. Governing Law; Jurisdiction. The courts of the State of California shall have the sole and exclusive jurisdiction and venue in any case or controversy arising under this Agreement or by reason of this Agreement. The parties agree that any litigation arising from the interpretation or enforcement of this Agreement shall be in the Superior Court for the State of California for the County of Orange, and for this purpose each party to this Agreement (and each person who shall become a party hereby expressly and revocably consent to the jurisdiction and venue of such courts.

      17. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

      18. Entire Agreement. Except as otherwise set forth herein this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, if any, with respect thereto.

      19. Jointly Drafted. This Agreement shall be deemed to have been jointly drafted by Buyer, Seller and Gicks. No presumption or inference shall arise in favor of or against any party as a result of the drafting of this Agreement.

      20. Further Assurances. The parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as any party may reasonably require to consummate, evidence, or confirm any agreement contained herein in the manner bound by the modification or waiver.


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      21. Modification. Any modification or waiver of any term of this
Agreement, including a modification or waiver of this term, must be in writing and signed by the parties to be bound by the modification or waiver.

      22. Severability. In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect as fully as though such invalid, illegal or unenforceable portion had never been a part of this Agreement.

      23. Attorney's Fees. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement, or of any provision hereof, or for a declaration of rights hereunder, the prevailing party(s) of such action or proceeding shall be entitled to receive from the other involved party or parties all costs and expenses, including reasonable attorney's fees and expert witness fees incurred by the prevailing party(s) in connection with such action or proceeding.

      24. Notices. Any notice or communication given under the terms of this Agreement ("Notice") shall be in writing and shall be delivered in person or mailed by certified mail, return receipt requested, in the United States Mail, postage pre-paid, addressed as follows:

          If to Seller:                James W. Gick
                                       9 Studebaker Drive
                                       Irvine, CA. 92718


          If to Gick:                  James W. Gick
                                       9 Studebaker Drive
                                       Irvine, CA. 92718


          With copy to:                W. Patrick O'Keefe, Jr., Esq.
                                       1055 North Main Street, Suite 401
                                       Santa Ana, CA. 92701


          If to Buyer:                 Futech Educational Products, Inc.
                                       Attention: Vincent W. Goett
                                       2999 N. 44th Street, Suite 225
                                       Phoenix, AZ 85018-7247


          With a copy to:              Philip R. Rupprecht, Esq.
                                       Hebert, Schenk & Johnson, P.C.
                                       1440 E. Missouri, Suite 125
                                       Phoenix, AZ 85014


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or at such other address as a person may from time to time designate by Notice hereunder. Notice shall be effective upon delivery in person, or if mailed, at midnight on the third business day after the date of mailing.

      25. Paragraph, Titles and Headings. The titles and headings of sections of this Agreement are for the convenience of reference only, and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement, and shall not affect the construction of any provision of this Agreement.

      26. Miscellaneous. The parties agree that each party and its counsel have reviewed and revised this Agreement, or had an opportunity to review and revise this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement or any amendments or exhibits hereto. In the event of default by Seller hereunder, Buyer shall, in addition to its other remedies under this Agreement and in law or equity, be entitled to specific performance of Seller's obligations under this Agreement. The parties do not intend to confer any benefit upon any person, firm, or corporation other than the parties hereto. No representation or warranty herein may be relied upon by any person not a party to this Agreement.


                                GICK PUBLISHING, INC., a
                                California corporation


"Seller"                        By: /s/ James W. Gick
                                   ---------------------------
                                   James W. Gick, President
                                   FUTECH EDUCATION PRODUCTS, INC.,
                                   an Arizona corporation


"Buyer"                         By: /s/ Vincent W. Goett
                                   ---------------------------
                                   VINCENT W. GOETT, President


                                   /s/ James W. Gick
                                   ---------------------------
                                   JAMES W. GICK


"Gicks"                            /s/ Terri L. Gick
                                   ---------------------------
                                   TERRI L. GICK


List of Exhibits:
-----------------

Consulting Agreement                               "A"
Confidentiality Agreement                          "B"
Assumed Employee Benefits Obligations              "C"
Lease                                              "D"
Financial Statements                               "E"

                              CONSULTING AGREEMENT

      THIS AGREEMENT is made as of the ________ day of _______________ , 1997, by and between James W. Gick (collectively "Consultant") and Futech Educational Products, Inc., an Arizona corporation ("Futech").

                                    RECITALS

      A. Consultant frequently creates inventions, new ways of combining existing products and technology, and generally improved ways of doing things.

      B. Futech desires to acquire certain rights in connection with future inventions, and Consultant is willing to grant those rights, all upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                      TERMS

      1. Definitions. The following terms shall have the following meanings when used in this Agreement.

      1.1 "Completion" means the processing and refinement of an Invention to the state of creation of a useable prototype.

      1.2 "Disclosure Materials" means all drawings, prototypes, and manufacturing, marketing, distributing and sales plans and/or projections associated with an Invention, a detailed list of all Development Costs for the Invention, and any and all other information regarding the Invention in the possession of or available to Consultant which would be useful in evaluating the commercial viability of the Invention.

      1.3 "Futech Field" means any products or services in the field, area, or industry of any product manufactured, marketed, distributed or sold, or any service marketed or sold, by Futech, or any subsidiary of Futech, or any such product or service which Futech or any subsidiary of Futech contemplates manufacturing, marketing, distributing or selling.

      1.4 "Invention" means each and every idea, concept or development involving an invention, a new way of combining existing products and/or technology, and/or an improved way of doing things, pursued during the term of this Agreement by Consultant, in the Futech Field, including ideas, etc. which have been pursued prior to commencement of this Agreement but which have not yet reached completion prior to commencement of this Agreement, and includes all ideas, etc. pursued during the term of this Agreement but which reach completion after the expiration of this Agreement. Any and all alterations and/or improvements to an



                                   EXHIBIT "A"

Invention shall be included within the definition of "invention" hereunder.

      2. Right of Refusal. Consultant hereby grants to Futech and Futech shall have the right of first refusal with respect to all inventions in the craft, stationary, toy and greeting card field worked on by Consultant during the term of this Agreement. Upon completion of an Invention, Consultant shall present to Futech the completed Invention, and all Disclosure Materials relating to the Invention, and Futech shall have ninety (90) days from receipt of said Disclosure Materials to determine whether or not to acquire the Invention upon the terms and at the price demanded by Consultant.

         If Futech does not exercise its right to acquire the Invention, then Consultant shall be entitled to enter into a transaction, independently, or with a third party for the manufacturing, marketing, distribution and/or sales of the Invention, and Futech shall not be obligated to pay any Development Costs or other expenses associated with the Invention.

      3. Term. The term of this Agreement shall be three (3) years.

      4. Compensation. Futech shall pay to Consultant $25,000.00 per year in four quarterly installments, plus any out-of-pocket expenses incurred by Consultant in performing this Agreement.

      5. Consulting Services. During the term of this Agreement, Consultant shall meet, confer, advise, consult and otherwise counsel Futech in matters relating to crafts, stationary, toys and greeting cards. Consultant shall provide such consulting services as and when needed, at times that are convenient to Consultant and which shall not interfere with Consultant's full time employment. Consultant shall not be required, however, to provide any service under this paragraph 5 in excess of 20 hours in any calendar month.

      6. Entire Agreement. Except as otherwise set forth herein this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. The parties do not intend to confer any benefit hereunder on any person, firm, or corporation other than the parties hereto. No representation, warranty, or agreement herein may be relied upon by any person not a party to this Agreement. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducement to the execution hereof, or in effect between the parties, except as may otherwise be expressly provided herein.

      7. Further Assurances. The parties agree to do such further acts and things and to execute and deliver such additional agreements and instruments as either party may reasonably require to consummate, evidence, or confirm the agreement contained herein in the manner contemplated hereby.

      8. Construction. Each party and its counsel have reviewed and revised this Agreement, or had an opportunity to review and revise this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement or any amendment or exhibits hereto.

      9. Modification. Any modification or waiver of any term of this Agreement, including a modification or waiver of this term, must be in writing and signed by the parties to be bound by the modification or waiver.

      10. Partial Invalidity. In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal, or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect as fully as though such invalid, illegal, or unenforceable portion had never been part of this Agreement. Further, any court striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties, as such intentions existed at the time of the execution of this Agreement.

      11. Authority. Each party for itself, its heirs, personal representatives, successors, and assigns hereby represents and warrants that it has the full capacity and authority to enter into, execute, deliver, and perform this Agreement, that such execution, delivery and performance does not violate any contractual or other obligation by which it is bound, and that this Agreement constitutes an agreement binding upon, and enforceable against, that party.

      12. Successors and Assigns. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

      13. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California. The parties agree that any litigation or arbitration arising from the interpretation or enforcement of this Agreement shall be in the Orange County Superior Court, and for this purpose each party to this Agreement (and each person who shall become a party) hereby expressly and irrevocably consents to the exclusive jurisdiction of such courts.

      14. Attorney's Fees. In the event of any litigation or other proceeding concerning this Agreement, the prevailing party(s) shall be entitled to recover its costs, reasonable attorney's fees, and other reasonable expenses.

      15. Titles and Headings. Titles and headings of sections of this Agreement are for the convenience of reference only, are not intended to define, limit or describe the scope or intent of any provision of this Agreement, and shall not affect the construction of any provision of this Agreement.

      16. Time. Time is of the essence of each and every provision of this Agreement.


DATED the date first hereinabove written.



                                            ____________________________________
                                            JAMES W. GICK



                                            FUTECH EDUCATION PRODUCTS, INC.



                                         By:____________________________________
                                             VINCENT W. GOETT, President


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